Exhibit 4.1
DESCRIPTION OF MINIMED SECURITIES REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934
As of the date of the Annual Report on Form 10-K of which this exhibit is part, MiniMed Group, Inc. (“we”, “MiniMed” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, $0.01 par value per share.
The following description of our registered securities is a brief summary. This summary is subject to the General Corporation Law of the State of Delaware (the “DGCL”) and certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, each of which is filed as an exhibit to the Annual Report on Form 10-K.  The following description is not complete and is qualified by reference to the full text of our amended and restated certificate of incorporation and our amended and restated bylaws as well as the applicable provisions of the DGCL.
General
Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share.
Voting Rights
Each holder of shares of our common stock is entitled to one vote per share of our common stock on all matters which may be submitted to the holders of shares of our common stock. At any meeting of our stockholders, the holders of a majority in voting power of the outstanding shares entitled to vote at such meeting must be present in person or represented by proxy in order to constitute a quorum.
At any meeting of our stockholders at which a quorum is present, all questions (other than director elections) are determined by the affirmative vote of the holders of the majority of the voting power of the outstanding shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter, unless a minimum or different vote is provided by applicable law, the rules of any stock exchange upon which our securities are listed, any regulation applicable to us or our securities, our amended and restated certificate of incorporation, or our amended and restated bylaws. Except as otherwise required by law, a nominee for election as a director will be elected to the Board at a meeting at which a quorum is present by a plurality of the votes cast at such meeting.
Our amended and restated certificate of incorporation provides that (1) for so long as Medtronic plc (“Medtronic”), beneficially owns a majority of the voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, any director may be removed from office at any time, with or without cause, by the affirmative vote of the majority of the total voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors and (2) from and after the first time at which Medtronic ceases to beneficially own a majority of the voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, any director may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors.
Dividend Rights
Subject to any preferential rights of any outstanding shares of our preferred stock, each holder of shares of our common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by the Board out of any assets lawfully available for the payment of dividends.

Liquidation, Dissolution, and Winding-Up Rights
In the event of a liquidation, dissolution, or winding-up of the Company, each holder of shares of our common stock will be entitled to ratable distribution of our net assets that remain after the payment in full of all liabilities and the liquidation preferences of any outstanding shares of our preferred stock.
Other Rights
Holders of shares of our common stock will have no preemptive or conversion rights to purchase, subscribe for, or otherwise acquire any shares of our common stock or preferred stock or other securities. There are no redemption or sinking fund provisions applicable to the shares of our common stock.
Anti-Takeover Effects of Various Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation, and Our Amended and Restated Bylaws
Provisions of the DGCL, our amended and restated certificate of incorporation, and our amended and restated bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest, or otherwise, or to remove incumbent directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that the Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with the Board. We believe the benefits of increased protection of the Board’s ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals, including because negotiation of these proposals could result in an improvement of the terms of the proposals.
Delaware Anti-Takeover Statute
After Medtronic ceases to “own” at least 15% of the voting power of our outstanding shares of “voting stock” (each as defined in Section 203 of the DGCL), we will be subject to Section 203 of the DGCL. Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:
•prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares (1) owned by persons who are directors and also officers and (2) held in employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation which is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who owns, together with its affiliates or associates, 15% or more of a corporation’s voting stock, or a person who is an affiliate or associate of the corporation and, at any time within three years prior to the

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determination of interested stockholder status, owns, together with its affiliates or associates, 15% or more of the corporation’s voting stock.
The existence of Section 203 of the DGCL would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging takeover attempts that might result in a premium over the then-prevailing market price for the shares of our common stock held by our stockholders.
A Delaware corporation may “opt out” of Section 203 of the DGCL by including a provision expressly electing not to be governed by Section 203 of the DGCL in its original certificate of incorporation or in its certificate of incorporation or bylaws resulting from amendments approved by holders of a majority of the corporation’s outstanding voting stock. We will not elect to “opt out” of Section 203 of the DGCL after Medtronic ceases to “own” at least 15% of the voting power of our outstanding shares of “voting stock” (each as defined in Section 203 of the DGCL).
So long as Medtronic beneficially owns a majority of the voting power of our outstanding capital stock, and therefore has the ability to direct the election of all the members of the Board, directors designated by Medtronic to serve on the Board may have the ability to authorize a party, including a potential transferee of Medtronic’s shares of common stock, to become an interested stockholder such that the restrictions of Section 203 of the DGCL would not apply to such other party.
Size of Board and Vacancies
Our amended and restated certificate of incorporation provides that the number of directors will be fixed from time to time by the Board.
Our amended and restated certificate of incorporation provides that any vacancies in the Board, however created, will be filled by appointment made by a majority of the remaining directors. In addition, our amended and restated certificate of incorporation provides that any directorship to be filled by reason of an increase in the number of directors on the Board will be filled by election by a majority of the directors then in office or by a sole remaining director (other than directors elected by the holders of any series of preferred stock then outstanding) and may not be filled in any other manner.
Classified Board of Directors
Our amended and restated certificate of incorporation provides that the Board is classified with the directors divided into three classes, designated class I, class II, and class III, with approximately one-third of the directors elected each year. At each annual meeting of stockholders, successors to the class of directors whose terms expire at that annual meeting will be elected for a three-year term and hold office until their successors are duly elected and qualified. A director appointed to fill a vacancy resulting from the death, resignation, disqualification, or removal of a director or other cause shall hold office for the unexpired term of such director’s predecessor in office, and a director appointed to fill a newly created directorship shall hold office until the next election of the class for which such director shall have been assigned, and, in each case, until their successor is duly elected and qualified, or until their earlier death, resignation, disqualification, or removal. In no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director.
Special Stockholder Meetings
Our amended and restated certificate of incorporation provides that a special meeting of our stockholders may be called at any time by (1) the Chair of the Board, (2) the Board, pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Board would have if there were no vacancies, or (3) our Chief Executive Officer. Our amended and restated certificate of incorporation provides that no other person or persons will have the ability to call a special meeting.

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Stockholder Action by Written Consent
Our amended and restated certificate of incorporation provides that (1) for so long as Medtronic beneficially owns a majority of the voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, our stockholders will be permitted to act by written consent without a duly called annual or special meeting of our stockholders if such written consent is signed by holders of shares of our capital stock having at least the minimum number of votes necessary to authorize such action and (2) from and after the first time that Medtronic ceases to beneficially own a majority of the voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, holders of shares of our common stock will not be able to act by written consent without a duly called annual or special meeting of our stockholders.
Requirements for Advance Notification of Stockholder Proposals
Our amended and restated bylaws establishes advance notice procedures for business (including any nominations for director) to be properly brought by a stockholder before an annual or special meeting of our stockholders. In general, any such notice must be received by us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, or in the event that no annual meeting was held in the previous year, or the date of the annual meeting has been changed by more than 30 days earlier or 60 days later than the first anniversary of the preceding year’s annual meeting, notice by the proposing stockholder to be timely must be received not earlier than the 120th day before the annual meeting and not later than the close of business on the later of the 90th day before the annual meeting or the 10th day following the day on which public announcement of such meeting is first made.
In addition, our amended and restated bylaws requires that a stockholder’s notice must include certain information relating to, among other things, the proposing stockholder, the proposed business, and the proposed nominee(s), as applicable.
No Cumulative Voting
The DGCL provides that stockholders of a company are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.
Amendments to Certificate of Incorporation
Our amended and restated certificate of incorporation provides that it may be amended or altered by the Company in any matter provided by the DGCL. Our amended and restated certificate of incorporation also provides that the affirmative vote of the holders of a majority of the voting power of our outstanding shares of capital stock entitled to vote thereon, voting as a single class, generally is required to amend our amended and restated certificate of incorporation, provided, however, that the affirmative vote of the holders of at least two-thirds of the voting power of our outstanding shares of capital stock entitled to vote thereon, voting as a single class, is required to amend certain provisions relating to the composition and classification of the Board, the calling of special meetings of stockholders, stockholder action by written consent, certain relationships and transactions with Medtronic (including relating to corporate opportunities), the procedure for amending our amended and restated certificate of incorporation and our amended and restated bylaws, and any provision relating to the amendment of any of these provisions.
Amendments to Bylaws
Our amended and restated certificate of incorporation provides that our amended and restated bylaws may be amended, altered, or repealed and new bylaws made by (1) the Board or (2) the affirmative vote of the

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holders of at least two-thirds of the voting power of our outstanding shares of capital stock entitled to vote thereon.
Conflicts of Interest; Corporate Opportunities
In order to address potential conflicts of interest between us and Medtronic, our amended and restated certificate of incorporation includes certain provisions regulating and defining the conduct of our affairs to the extent that they may involve Medtronic and its directors, officers, or employees. These provisions generally recognize that we and Medtronic may engage in the same or similar business activities and lines of business or have an interest in the same areas of corporate opportunities and that we and Medtronic will continue to have contractual and business relations with each other, including directors, officers, or employees of Medtronic serving as our directors, officers, or employees.
Until (1) Medtronic ceases to beneficially own at least 10% of the outstanding shares of our capital stock and (2) no person who is a Medtronic director, officer, or employee is also serving as a director or officer of ours, the Board is expected to renounce any interest or expectancy of ours in any corporate opportunities that are presented to our directors, officers, or employees who are also directors, officers, or employees of Medtronic, so long as such corporate opportunity was not expressly offered to such person solely in his or her capacity as a director or officer of ours. Moreover, our amended and restated certificate of incorporation provides that Medtronic will have no duty to communicate information regarding a corporate opportunity to us or refrain from engaging in the same or similar lines of business or doing business with any of our clients, customers, or vendors.
Limitations on Liability, Indemnification of Officers and Directors, and Insurance
The DGCL authorizes corporations to limit or eliminate the personal liability of directors and certain officers to corporations and their stockholders for monetary damages for breaches of fiduciary duties as directors or officers. Our amended and restated certificate of incorporation includes such an exculpation provision. Our amended and restated bylaws provides that we must indemnify, to the fullest extent allowable under the DGCL, our current and former directors or officers for liabilities and expenses incurred thereby in connection with any action, suit, or proceeding by reason of such person’s official capacity. In addition, our amended and restated bylaws also provides that we must advance reasonable expenses actually and reasonably incurred by our current and former directors and officers in defense of certain proceedings, subject to our receipt of an undertaking by or on behalf of such person to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under our amended and restated bylaws or otherwise. Our amended and restated bylaws expressly authorizes us to carry directors’ and officers’ insurance to protect us and our current and former directors, officers, employees, and agents against liabilities and expenses incurred by them in such capacity or arising out of their status as such.
The limitation of liability and indemnification provisions that are in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors and officers for breaches of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions will not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The limitation of liability and indemnification provisions that are in our amended and restated certificate of incorporation and our amended and restated bylaws will not alter the liability of directors and officers under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

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Exclusive Forum
Our amended and restated certificate of incorporation provides, in all cases to the fullest extent permitted by law, that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery located within the State of Delaware will be the sole and exclusive forum for:
•any derivative action or proceeding brought on our behalf;
•any action asserting a claim that is based upon a violation of a duty owed by any of our current or former directors, officers, employees, or stockholders to us or our stockholders;
•any action asserting a claim arising pursuant to any provision of our amended and restated certificate of incorporation or our amended and restated bylaws;
•any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery located within the State of Delaware; or
•any action asserting a claim governed by the internal affairs doctrine.
However, if the Court of Chancery located within the State of Delaware does not have jurisdiction over any such action, the action may be brought instead in the United States District Court for the District of Delaware.
In addition, our amended and restated certificate of incorporation provides that the foregoing provisions will not apply to claims arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act.
These exclusive forum provisions may impose additional costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware, or limit a stockholder’s ability to bring a claim in a judicial forum that such stockholder finds favorable for disputes with us or our directors, officers, employees, or stockholders, which in each case may discourage such lawsuits with respect to such claims. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of these exclusive forum provisions.
Authorized but Unissued Shares
Our authorized but unissued shares of common stock and our authorized but unissued shares of preferred stock will be available for future issuance without further vote or action by our stockholders. We may use additional shares for a variety of purposes, including to raise additional capital, to fund acquisitions, and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could also discourage attempts by third parties to obtain control of us through a merger, tender offer, or proxy contest or otherwise by making such attempts more difficult or more costly.
Listing
Our common stock is listed on Nasdaq under the symbol “MMED.”
Transfer Agent and Registrar
The transfer agent and registrar for shares of our common stock is Equiniti Trust Company, LLC.

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